Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Release of Claims (“Agreement”), presented on May 2, 2025, is made and entered into between Community Healthcare Trust Incorporated (“Corporation”) and Timothy L. Meyer (“Officer”). The Corporation and Officer may each be referred to herein as a “Party,” and collectively as the “Parties.”
WHEREAS, Officer is employed by the Corporation pursuant to the October 1, 2021 Employment Agreement between Officer and the Corporation, as amended by the First Amendment, dated as of January 4, 2022, the Second Amendment, dated as of January 3, 2023, and the Third Amendment, dated as of January 3, 2024 (and as further amended hereby, the “Employment Agreement”), which provides for the terms of Officer’s employment with the Corporation and the consequences of his separation from employment with the Corporation and is attached hereto as Exhibit A;
WHEREAS, Officer was notified in writing on May 1, 2025 (the “Termination Notice”) that his employment with the Corporation will terminate on the Termination Date (as defined below), which date is more than thirty days from the date Officer received the Termination Notice;
WHEREAS, the Corporation has elected to characterize the termination of Officer’s employment as a termination Without Cause as that term is defined in Paragraph 2.1(b) of the Employment Agreement; and
WHEREAS, Officer’s eligibility to receive severance benefits under the Employment Agreement is conditioned upon Officer’s agreement to waive, to the extent permitted by law, all of Officer’s claims and potential claims against the Corporation and agree to the other terms in this Agreement;
NOW, THEREFORE, in consideration of the agreement and mutual covenants of the Parties as contained in this Agreement, the Parties agree as follows:
1.Termination. Officer’s employment with Corporation will terminate or is terminated on May 31, 2025 (the “Termination Date”). As of the Termination Date, Officer also hereby resigns from any officer positions of the Corporation and any subsidiaries of the Corporation. Officer shall execute a separate resignation letter confirming the same concurrently with the execution of this Agreement. Regardless of whether Officer signs this Agreement, Officer’s final paycheck will be issued on the Corporation’s next regular pay date in accordance with the Corporation’s regular pay schedule, and will include all regular earnings for work performed by Officer through the Termination Date and pay for all accrued but unused vacation as of the Termination Date, each subject to applicable withholdings. Except as specifically identified in this Agreement, Officer acknowledges and agrees that Officer is not entitled to, and shall not receive, any additional or further compensation, remuneration, bonuses, payments, or benefits from the Corporation, whether by express or implied agreement, arrangement, custom, or otherwise.
2.Severance Benefits.
a.In consideration for the release of claims and other promises by Officer as detailed in this Agreement, Corporation will pay Officer the following Severance Benefits, so long as Officer has not revoked the Agreement and is in compliance with his obligations under this Agreement and his surviving obligations under the Employment Agreement, and subject to any reductions set forth in Paragraph 2(b) herein. The Severance Benefits represent the full monetary amount and obligation of the Corporation as is set forth in Paragraph 4.2 of the Employment Agreement, and is not a duplicative or separate obligation of the Corporation to Officer. The Severance Benefits will be paid by direct deposit. Executive acknowledges that the Separation Benefits represents benefits to which Executive would not be entitled but for his execution of this Agreement and compliance with its terms. The Severance Benefits will be paid, less all statutory and required withholdings, as follows:

(i)Executive’s Base Salary for a period of twelve months, paid in installments as set forth below, a total gross amount of $349,766 (“Severance”). The first installment of the Severance shall be equivalent to Officer’s regular monthly salary installments as of the Termination Date and shall begin on the first regular Corporation payday following the Effective Date of this Agreement; provided, however, that such first installment shall include (without interest) the number of installments of the Severance that would have been paid to Officer had Officer received such payments on the Company’s regular pay dates between the Termination Date and such payment date. Installments of the Severance shall continue thereafter on the Corporation’s regular payday through March 15, 2026. On the Corporation’s final regular payday before March 15, 2026, Executive shall receive all remaining installments of the Base Salary in a single, lump-sum payment. The period during which installments of Severance are paid is referred to as the “Severance Period.” Executive understands that the acceleration of this severance payment to him is to comply with the short-term deferral provisions in Section 409A of the Internal Revenue Code (“Section 409A”), agrees that this acceleration is intended to benefit him from a tax perspective, and each installment payment provided under this Agreement shall be treated as a separate payment for purposes of Section 409A.
(ii)Bonus in the amount of $757,261, which represents an amount that is the greater of two times the average annual cash bonus paid to Executive in the two years immediately preceding the date of termination “without regard to any elective income deferral or conversation of such bonus into stock or any other non-cash consideration,” or two times the product of Base Salary times 0.33, as provided for in Paragraph 4.2 of the Employment Agreement (the “Bonus”). The Bonus shall be paid to Executive on the first regular payday following the Effective Date. Executive agrees that the Bonus provided for herein is in lieu of, and not in addition to, any bonus that Executive would otherwise be entitled to under Paragraph 2 of the Employment Agreement, and that he is not entitled to the bonus provided for in Paragraph 3.2 of the Employment Agreement because such bonus was not earned prior to the Termination Date.
b. Reduction or Elimination of Severance in the Event Executive Becomes Employed. In the event Executive is employed by a new employer during the Severance Period, the Severance payable to Executive under Paragraph 2(a)(i) of this Agreement shall be reduced by the amount of compensation that Officer is receiving from the new employer. Officer agrees that he is required to notify Corporation of any employment he obtains, including self- employment, during the Severance Period.
3.Healthcare Continuation Coverage. Officer’s participation in Corporation’s group health plans will cease on the later of the Termination Date or on the date provided in such plan documents. If Officer timely and properly elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") under the Company’s group health plan, Executive shall be permitted to continue participation in the Company’s group health plan under COBRA to the extent authorized and consistent with the provisions of COBRA and the Company’s health plan document. Executive and/or his dependents shall be solely responsible for payment of any premiums for COBRA continuation coverage. Such coverage shall be terminated in accordance with COBRA guidelines.
4.Officer’s Equity Awards. Regardless of whether Officer executes this Agreement, he is entitled to full vesting of all equity awards, and any restrictions thereon shall lapse, under the Company’s equity compensation plans as of the Termination Date. All of Officer’s outstanding unvested equity awards with performance-based vesting, shall be deemed achieved at target levels with respect to performance goals or other vesting criteria. By executing this Agreement, Officer acknowledges and agrees that he is entitled to accelerated vesting of the following equity awards: (i) 198,015 unvested shares of the Corporation’s restricted stock; (ii) 3,347 unvested time-based restricted stock units; and (iii) 14,928 unvested performance-based restricted stock units.
5.General Release and Waiver of Claims.
a.Officer, for Officer and Officer’s heirs, successors, and assigns, hereby releases, acquits, and forever discharges Corporation and its parents, subsidiaries, and affiliates and, as to each, its members, managers, directors, officers, representatives, shareholders, agents, and employees (collectively, the

“Releasees”), from all claims, causes of action, liabilities, costs (including attorney’s fees), obligations, and judgments of any kind in Officer’s favor (whether known or unknown). Officer expressly acknowledges and agrees that this release and waiver of claims includes, but is not limited to, a release of any and all rights, claims, or causes of action arising under any employment or other agreement (whether written, oral, or implied) or under any state or federal constitution, statute, law, rule, regulation, or common-law principle of tort, contract or equity, which may be released by law except for the obligations of the Corporation under this Agreement. This general release and waiver of claims specifically includes, but is not limited to, any claims or action under the Age Discrimination in Employment Act of 1967 (the “ADEA”), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., any common law or statutory claim of wrongful discharge, that may be legally waived and released under any other state or local statutes, ordinances, or common laws, and any claims for any entitlement to any other payments, bonuses, commissions, reimbursements or attorneys’ fees pursuant to any contract or state or federal law which may be released by law. As part of this release, Officer agrees that he has not filed any complaints or lawsuits against the Corporation with any state or federal court or arbitration forum before executing this Agreement, and that he agrees not to sue in any court or request arbitration against any Releasee on any of the claims released in this sub-paragraph.
b.This release does not extend to claims to enforce this Agreement, to claims that may arise after Officer’s execution of this Agreement, to any non-waivable charges or claims brought before any governmental agency, including the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency, to claims that Officer could make (if any) for unemployment or workers’ compensation, or to claims the release of which is expressly prohibited by law. With respect to any such non-waivable claims, however, Officer agrees to waive his right (if any) to any monetary or other recovery, except where such waivers are prohibited by law. Additionally, nothing in this Agreement limits Officer’s right to receive an award for information provided to the Securities and Exchange Commission (“SEC”), and notwithstanding any other provision of this Agreement, Officer is not in any way prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the SEC or any other federal, state, or local governmental agency or entity; and Officer is not in any way precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request.
c.Officer agrees that, with the exception of the payment amounts set forth in this Agreement, Corporation owes him/her no additional amounts for any past work performed, including, but not limited to, any salary, bonuses, incentive pay, or paid leave. Nothing in this Agreement, however, is intended to waive Officer’s entitlement to vested benefits under any 401(k) plan or other benefit plan provided by Corporation.
d.Officer represents that he has not filed or assigned to others the right to file, nor are there currently pending, any complaints, charges, or lawsuits against the Releasees with any governmental agency, any court, or in any arbitration forum.
6.Post-Employment Cooperation. Officer agrees to reasonably cooperate with Corporation in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Corporation that relate to events or occurrences that transpired or failed to transpire while Officer was a Corporation employee (“Legal Actions”). Officer also agrees to cooperate reasonably with Corporation in connection with any internal investigation or review, or any investigation or review by any federal, state, or local regulatory authority, relating to events or occurrences that transpired or failed to transpire while Officer was a Corporation employee. Officer’s full cooperation in connection with such matters includes, but is not limited to, providing information to counsel, being reasonably available to meet with counsel to prepare for discovery or trial, and acting as a witness on behalf of Corporation at mutually convenient times. Nothing in this paragraph or any part of this Agreement should be construed in any way as prohibiting or discouraging Officer from testifying truthfully under oath as part of, or in connection with, a legal proceeding. The parties agree that to the extent Corporation requests cooperation in the defense or prosecution of any Legal Actions that is expected to require more than 15 hours of Officer’s time during the course of the Legal Action,

Corporation will pay Officer an hourly fee for every hour of time Corporation expects Officer to devote to prosecuting or defending the Legal Action that is equivalent to the hourly rate of pay Officer received from Corporation based on Officer’s previous Base Salary amount at the time of Officer’s termination of employment from Corporation and reimburse any required travel or other expenses required for Officer’s cooperation hereunder.
7.Adequacy of Consideration. Officer acknowledges that the payments and other promises provided by the Corporation under this Agreement constitute adequate consideration for Officer’s execution of this Agreement, include all amounts owed to him under the Employment Agreement, and are in excess of the value to which Officer may otherwise be entitled under existing policies or practices of the Corporation.
8.Return of Corporation Property. Officer agrees that prior to executing this Release, Officer has returned to the Corporation all of Corporation’s property, in accordance with Paragraph 5 of the Employment Agreement.
9.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Tennessee without applying the conflict of laws rules of such state.
10.Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be subject to the dispute resolution procedures set forth in Paragraph 9.7 of the Employment Agreement, but agree that any arbitration shall be conducted in Nashville, Tennessee or such other location as mutually agreed upon by the parties. IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL
11.Tax Issues. Officer expressly acknowledges that no oral or written representation of fact or opinion has been made to Officer by the Corporation or its attorneys regarding the tax treatment or consequences of any payment made under the Agreement. It is expressly understood that, to the extent any additional liability or responsibility exists for Officer’s federal, state, and local income or other taxes, such liability or responsibility rests solely with Officer. Officer further agrees to indemnify and hold harmless the Corporation in connection with any additional liability incurred by the Corporation in connection with any tax or taxes for which Officer is responsible, other than the Corporation’s liability, if any, for failure to make federal and/or state required payroll tax withholdings.
12.Restrictive Covenants/Other Obligations. Officer expressly acknowledges that the restrictive covenants described in Paragraphs 6 through 8 of the Employment Agreement, as well as any other ongoing obligations of the Officer outlined in the Employment Agreement will survive Officer’s termination of employment as described in the Employment Agreement. However, nothing in this Agreement or in the Employment Agreement is intended to or be construed to prohibit Officer from disclosing information pertaining to a “sexual assault dispute” or a “sexual harassment dispute,” as those terms are defined in the federal “Speak Out Act.”
13.No Admission of Liability. Officer acknowledges that this Agreement shall not in any way be construed as an admission by the Corporation of any liability on the part of the Corporation or any of the other Releasees, and that all such liability is expressly denied by the Corporation.
14.Confidentiality of Agreement. Officer agrees that at all times prior to the Corporation’s filing of the Agreement with the SEC and/or other public disclosures the Corporation is required to make by law, Officer will keep the existence and contents of this Agreement confidential and not to disclose the existence, terms or conditions of the Agreement, except to the extent required or allowed by law, to any person other than Officer’s spouse, attorney, or tax preparer. Officer agrees that before any disclosure is made to Officer’s spouse, attorney, or tax preparer, Officer will advise the person receiving the disclosure of the confidential nature of this Agreement, and will secure the agreement of the person receiving the disclosure to maintain the confidentiality of this Agreement. Officer understand that this provision of confidentiality is a material term of this Agreement.

15.Modification. This Agreement may be modified or amended only if the modification or amendment is made in writing and signed by both parties.
16.Severability. The provisions of this Agreement are severable, and if any provisions of this Agreement are determined to be invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of the Agreement, including any other provision of the Agreement. If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified.
17.Entire Agreement. This Agreement, along with the surviving terms of the Employment Agreement as described in Paragraph 9.9 of the Employment Agreement, set forth the entire agreement between the parties with respect to their subject matter. Any other prior agreements between or directly involving the parties to the Agreement and the Employment Agreement with respect to their subject matter are superseded by the terms of this Agreement and the Employment Agreement and are thus rendered null and void.
18.Binding Effect on Successors and Assigns. Corporation reserves the right to assign this Agreement to its successors and assigns. Officer may not assign this Agreement.
19.Consideration and Revocation. Officer acknowledges and understands that he has been given a period of more than 21 days from his receipt of this Agreement to consider its terms. Officer understands that in order to receive the benefits set forth in this Agreement, he must execute the Agreement no earlier than the day after the Termination Date and no later than five days after the Termination Date (the “Execution Period”), and that this Execution Period is more than 21 days after he received the Agreement. If he has not executed this Agreement and returned it to the President and Chief Executive Officer by the end of the Execution Period, this Agreement will be cancelled and will have no effect. Officer further acknowledges and understands that for a period of seven days following his signing and delivery of this Agreement, he may revoke his acceptance of it by delivering a written revocation to the President and Chief Executive Officer via electronic mail at ddupuy@chct.reit. The eighth day following Officer’s execution of this Agreement without revocation is the “Effective Date.” Officer shall not receive the Severance Benefits set forth in Paragraph 2 of this Agreement until after the Effective Date.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by signing any such counterpart.
21.Section 409A. This Agreement is intended to comply with Section 409A, including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
22.Advice of Counsel/Voluntary Nature of Agreement. Officer is hereby advised by Corporation to consult with an attorney before signing this Agreement. Officer agrees that he has carefully read this Agreement in its entirety, has had an adequate opportunity to consider it, and understands its terms. Officer is not suffering from any disability or condition that would render him unable to enter into this Agreement.

Officer voluntarily assents to all the terms and conditions contained in this Agreement and signs it voluntarily and of his own free will.

OFFICER
By:	/s/ Timothy L. Meyer
Printed Name:	Timothy L. Meyer
Date:	June 1, 2025

COMMUNITY HEALTHCARE TRUST INCORPORATED
By:	/s/ David H. Dupuy
Printed Name:	David H. Dupuy
Title:	CEO
Date:	June 2, 2025